EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GENG
May 20, 2005	TRADED: OTCBB

(May 20, 2005)
GLOBAL ENERGY GROUP, INC. ANNOUNCES
THE INVOLVEMENT OF THE CHEROKEE NATION

PLANO, TEXAS – May 20, 2005 – (OTC Bulletin Board: GENG) Global Energy Group, Inc. (the “Company”) and Global Energy Distribution Group, L.L.C. (“GEDG”), announced today the acquisition by Cherokee Nation Industries, Inc. (“CNI”) of 12.2% of the equity interests in GEDG, the Company’s exclusive distributor. CNI is owned by the Cherokee Nation and currently manufactures all of the Company’s products. The acquisition was completed pursuant to the terms of a Unit Purchase Agreement between the owners of GEDG, CNI, and Global Energy Acquisition Group, L.L.C. (“GEAG”).

The Unit Purchase Agreement also provides that CNI will purchase an additional 48.8% of GEDG in a second closing, subject to the prior satisfaction of numerous conditions, including without limitation, (a) certain amendments to the terms of the Company’s Series A Preferred Stock and Series B Preferred Stock to provide for (i) the mandatory redemption of the preferred stock over a period of five years from the date of the second closing, and (ii) the payment of dividends on the Series A and Series B Preferred in additional shares of preferred stock; (b) the cancellation of all outstanding warrants owned by the holders of Series A and Series B Preferred Stock (which warrants currently provide for the purchase of up to 49,536,150 shares of the Company’s Common Stock); (c) the execution of an agreement between the Company and GEDG whereby CNI would have the right to acquire at least 51% of the fully-diluted voting power in the Company (pursuant to a tax-free reorganization or exchange, if practicable); and (d) CNI’s satisfactory due diligence of GEDG’s business and operations.

We believe that the approval of the Company’s stockholders will be required in order to approve any transaction that would enable CNI to acquire at least 51% of the fully-diluted voting power in the Company pursuant to a reorganization or exchange. GEAG, which directly and indirectly possesses the right to vote approximately 78% of the voting power in the Company, has committed to vote for such an agreement if it is on terms satisfactory to the Company, GEDG and CNI. GEAG also agreed to take reasonable actions to cause the conditions to the second closing to occur.

Following CNI’s acquisition of 12.2% of GEDG, Mr. James Majewski, Chief Executive Officer of CNI, was elected by the directors of the Company to fill the vacant director position created by the May 5, 2005 resignation of Carlos J. Coe as a director and Chief Executive Officer of the Company. Mr. John R. Bailey, President and Chief Financial Officer of the Company, will serve as interim Chief Executive Officer until such time as the Board of Directors selects a new Chief Executive Officer.

Forwarding-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like “we believe”, or similar expressions are intended to identify “forward-looking statements”. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company’s products in the marketplace, increased levels of competition for the Company, new products and technological changes developed by others, the Company’s dependence on third-party suppliers, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACTS:
Media:	John Bailey	972.943.6040